INTERDIGITAL ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2016

New licensing activity drives total revenue over $200 million mark; recurring revenue up 7%, operating expenses down 6% year over year

WILMINGTON, DEL. - October 27, 2016 - InterDigital, Inc. (NASDAQ:IDCC), a mobile technology research and development company, today announced results for the third quarter ended September 30, 2016.
Third Quarter 2016 Financial Highlights

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Third quarter 2016 total revenue was $208.3 million, compared to $100.4 million in third quarter 2015. The $107.9 million increase in total revenue was primarily attributable to a new patent license agreement signed during the quarter. Primarily as a result of that agreement, past patent royalties totaled $124.0 million, an increase of $102.2 million compared to the same quarter last year.

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Third quarter 2016 recurring revenue was $84.3 million, consisting of current patent royalties and current technology solutions revenue, a 7% increase compared to $78.6 million in third quarter 2015. This increase in recurring revenue was primarily due to an increase in fixed-fee amortized royalty revenue, partially offset by a decrease in per-unit royalty revenue resulting from decreased shipments by the company's Taiwan-based licensees.

•
Third quarter 2016 operating expenses were $51.6 million, a 6% decrease compared to $55.0 million in third quarter 2015. Intellectual property enforcement expenses were $3.6 million, a 45% decrease compared to $6.4 million in third quarter 2015.

•	Net income[1] was $104.5 million, or $2.99 per diluted share, compared to $24.5 million, or $0.68 per diluted share, in third quarter 2015.

•	Ending cash and short-term investments totaled $781.5 million.
“This is the fifth year in a row that the continued expansion and careful management of our licensing and technology solutions programs has generated significant past sales revenue, and in three of the last four years those revenues exceeded $100 million,” said William J. Merritt, President and CEO of InterDigital. “We are continually working to expand our base of licensees, resulting in additional opportunities to build on that going forward. Moreover, this quarter and in four of the last five quarters, we reported reduced operating expenses year-over-year, highlighting our continued careful expense management and the operating leverage in our business.”
Additional Financial Highlights for Third Quarter 2016

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In second quarter 2017, the company expects to recognize additional past patent royalties associated with a patent transfer in connection with the new patent license agreement signed in third quarter 2016.

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In third quarter 2016, the company recorded $10.2 million of cash used in operating activities, compared to $0.7 million of cash provided by operating activities in third quarter 2015. The company used $19.3 million and $7.7 million of free cash flow in third quarter 2016 and third quarter 2015, respectively. The changes between periods are attributable to the timing of cash receipts.

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During third quarter 2016, the company repurchased 0.1 million shares of common stock for $5.7 million, bringing the total number of shares repurchased under the company's current $400 million stock repurchase program to 6.7 million shares at a cost of $313.7 million.

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The company's third quarter 2016 effective tax rate was approximately 32.3% compared to 36.2% during third quarter 2015. The change in the company's effective tax rate was primarily attributable to the inclusion of an estimated deduction for domestic production activities and an estimated U.S. federal research and development tax credit in the company's third quarter 2016 effective tax rate, neither of which were included in the prior year period.

Conference Call Information

InterDigital will host a conference call on Thursday, October 27, 2016 at 10:00 a.m. Eastern Time to discuss its third quarter 2016 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the live webcast on the Investors page. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (800) 524-8850 within the United States or +1 416 204-9702 from outside the United States. Please call by 9:50 a.m. ET on October 27 and give the operator conference ID number 5675537.
An Internet replay of the conference call will be available on InterDigital's website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET October 27 through 1:00 p.m. ET November 1. To access the recorded replay, call (888) 203-1112 or +1 719 457-0820 and use the replay code 5675537.
About InterDigital®
InterDigital develops mobile technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, our plans to expand our base of licensees. Words such as "believe," "anticipate," "estimate," "expect," "project," "intend," "plan," "forecast," "goal," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties.  Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital's roadmap; (v) our ability to commercialize the company's technologies and enter into customer agreements; (vi) the failure of the markets for the company's current or new technologies to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company's technologies; (viii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, delays in the timely receipt and final reviews of quarterly royalty reports from our licensees, delays in payments from our licensees and related matters; (ix) the resolution of current legal or regulatory proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal or regulatory proceedings or adverse rulings in such legal or regulatory proceedings; (x) changes or inaccuracies in market projections; and (xi) changes in the company's business strategy.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Footnotes

1    Throughout this press release, net income (loss) and diluted earnings per share ("EPS") are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
REVENUES:
Per-unit royalty revenue	$35,804	$43,698	$154,018	$175,270
Fixed fee amortized royalty revenue	45,740	33,373	103,936	100,119
Current patent royalties	81,544	77,071	257,954	275,389
Past patent royalties	123,973	21,817	129,417	49,094
Total patent licensing royalties	205,517	98,888	387,371	324,483
Current technology solutions revenue	2,790	1,520	4,615	4,770
Past technology solutions revenue	—	—	—	84
	$208,307	$100,408	$391,986	$329,337

OPERATING EXPENSES:
Patent administration and licensing	26,149	28,363	81,601	91,200
Development	15,560	16,618	50,438	52,935
Selling, general and administrative	9,880	10,040	31,790	29,993
	51,589	55,021	163,829	174,128

Income from operations	156,718	45,387	228,157	155,209

OTHER EXPENSE (NET)	(3,798)	(8,108)	(11,641)	(21,090)
Income before income taxes	152,920	37,279	216,516	134,119
INCOME TAX PROVISION	(49,397)	(13,491)	(46,813)	(50,044)
NET INCOME	$103,523	$23,788	$169,703	$84,075
Net loss attributable to noncontrolling interest	(943)	(732)	(2,828)	(2,112)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$104,466	$24,520	$172,531	$86,187
NET INCOME PER COMMON SHARE — BASIC	$3.05	$0.68	$4.99	$2.38
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	34,280	35,798	34,607	36,257
NET INCOME PER COMMON SHARE — DILUTED	$2.99	$0.68	$4.92	$2.35
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	34,953	36,205	35,091	36,658
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.30	$0.20	$0.70	$0.60

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Income before income taxes	$152,920	$37,279	$216,516	$134,119
Taxes paid	(6,341)	(7,069)	(58,626)	(43,833)
Non-cash expenses	21,048	20,991	66,529	60,013
Increase in deferred revenue	41,952	276	324,122	91,052
Deferred revenue recognized	(172,681)	(39,936)	(242,104)	(125,958)
Increase (decrease) in operating working capital, deferred charges and other	(47,069)	(10,885)	(108,941)	(87,671)
Capital spending and capitalized patent costs	(9,117)	(8,321)	(27,751)	(25,841)
FREE CASH FLOW	(19,288)	(7,665)	169,745	1,881

Tax benefit from share-based compensation	—	(38)	—	2,126
Payments on long-term debt	—	—	(230,000)	—
Acquisition of patents	(300)	—	(4,800)	(20,000)
Long term investments	—	(6,594)	(2,000)	(6,594)
Proceeds from noncontrolling interests	—	—	—	2,550
Dividends paid	(6,858)	(7,179)	(20,849)	(21,844)
Share repurchases	(5,690)	(18,480)	(64,685)	(89,052)
Proceeds from other financing activities	—	—	—	4,500
Proceeds from issuance of senior convertible notes	—	—	—	316,000
Purchase of convertible bond hedge	—	—	—	(59,376)
Proceeds from issuance of warrants	—	—	—	42,881
Payment of debt issuance costs	—	—	—	(9,403)
Net proceeds from exercise of stock options	74	3	302	29
Unrealized gain (loss) on short-term investments	(287)	(198)	128	(182)
NET (DECREASE) INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$(32,349)	$(40,151)	$(152,159)	$163,516

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	SEPTEMBER 30, 2016	DECEMBER 31, 2015
ASSETS
Cash & short-term investments	$781,549	$933,708
Accounts receivable	146,883	53,868
Other current assets	46,306	23,391
Property & equipment and patents (net)	290,461	289,727
Other long-term assets (net)	177,651	173,791
TOTAL ASSETS	$1,442,850	$1,474,485

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$—	$227,174
Accounts payable, accrued liabilities, taxes payable & dividends payable	62,570	66,570
Current deferred revenue, including customer advances	175,673	106,229
Long-term deferred revenue	309,513	289,039
Long-term debt & other long-term liabilities	279,822	263,578
TOTAL LIABILITIES	827,578	952,590
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	606,724	510,519
Noncontrolling interest	8,548	11,376
TOTAL EQUITY	615,272	521,895
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,442,850	$1,474,485

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Net cash (used in) provided by operating activities	$(10,171)	$656	$197,496	$27,722
Purchases of property, equipment, & technology licenses	(1,211)	(506)	(3,477)	(1,835)
Capitalized patent costs	(7,906)	(7,815)	(24,274)	(24,006)
Free cash flow	$(19,288)	$(7,665)	$169,745	$1,881

CONTACT:	InterDigital, Inc.:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814